EXHIBIT (2)

The body of the Agreement and Plan of Merger, dated May 22, 1996, between Summit Bancorp. and Central Jersey Financial Corporation is incorporated by reference from Exhibit 10(a) to the Schedule 13D filed by Summit Bancorp on June 3, 1996.

Exhibit A of the Agreement and Plan of Merger, The Central Jersey Financial Corporation Stock Option Agreement is referenced in Exhibit 99 hereto.

                                                 (Exhibit B to Merger Agreement)

                          INFORMATION AND DOCUMENT LIST

                                  INSTRUCTIONS

1. Copies of documents rather than originals should be delivered.

2. The requested information and documents should be provided by Central Jersey Financial Corporation (Central Jersey) and by all subsidiaries of Central Jersey unless an item refers by name to a specific entity, in which case the information and documents may be furnished solely by the named entity. REFERENCES TO "THE CORPORATION" MEANS CENTRAL JERSEY AND ALL OF ITS SUBSIDIARIES.

3. The information and documents should be provided separately by each entity. Please do not mix information or documents from one entity with that of another. Please clearly segregate materials when delivering them to Summit.

4. Please mark each item of information and each document furnished pursuant to this List in the upper right corner with the letter and number of the item in this List to which it corresponds.

5. Send all information and documentation requested herein to the attention of Dennis A. Williams, Senior Vice President and Group Counsel, Summit Bancorp., 301 Carnegie Center, Princeton, New Jersey 08543.

6. To the extent you believe an item of information or document was furnished pursuant to a Central Jersey Schedule under the Agreement and Plan of Merger between Central Jersey and Summit, please indicate all such items of information and documents on a list, cross-referencing the item from this List to the appropriate Central Jersey Schedule.

                          POST-SIGNING DISCLOSURE LIST

A. LEGAL

   1. Original Certificate or Articles of Incorporation or Articles of Association, as appropriate, certified by Secretary.

   2. All Amendments to Certificate or Articles of Incorporation or Articles of Association, as appropriate, certified by Secretary.

   3.  Current By-Laws and any Amendments certified by Secretary.

   4.  Copies of Annual Reports to Shareholders (6 years).

* 5. Original Minute Books containing all minutes of Shareholder, Director and Committee meetings.

*  6.  Original Stock Certificate Records.

   7.  (Reserved)

   8. List of any outstanding options, warrants, presently exercisable rights, buyout arrangements, voting trusts, or liens affecting the Corporation's stock, with copies of pertinent documentation and details of any such arrangements.

   9. Documentation of all long-term (over one year) indebtedness or credit lines of the Corporation including guarantees and other contingent liabilities in excess of $50,000.

  10. List of all officers, directors, and holder of 1% or more of stock of the Corporation showing:

       a) Full name.
       b) Titles.
       c) Number of Shares of Stock held.

* 11.  List of all shareholders with addresses and holdings.

  12. Address and description of each office and whether building is owned or leased.

  13. As to any land and buildings owned, provide most recent available accounting or tax schedules reflecting any of the following: the original cost, date of acquisition, age of building, depreciation rates used and allowed by the Internal Revenue Service, depreciation reserve, net book value, and property and other taxes currently being paid for each building. To the extent available, provide copies of: title papers, title insurance policies, abstracts, title opinions, appraisals, surveys and all agreements relating to or affecting the real property. List mortgages, and, to the extent available, encumbrances and liens of all kinds.

  14. List of real estate acquired as salvage on uncollected loans and "other real estate owned"--address and date acquired, loan value, most recent appraised value.

  15. List all facilities financed with tax-exempt financing. Specify whether the facility is owned or leased and, if leased, the percentage of space in the facility under lease. Please provide all documentation relating to the tax-exempt financing and all documents relating to the facility currently in force or in effect.

  16. Leases for current premises, whether as tenant or landlord, and any prior premises for which the Corporation retains liabilities. List of any directors or officers with whom the Corporation has a lease.

*  Not to be delivered; to be made available for examination on site.

  17. Leases for all leased equipment with annual rentals over $50,000, including, but not limited to:

       a) Alarm system
       b) Telephone system
       c) Computers
       d) Office equipment

  18. All maintenance contracts with annual costs exceeding $50,000, including but not limited to:

       a) Equipment
       b) Cleaning

  19. All contracts with advertising agencies and contracts or commitments for media involving payments in excess of $50,000 per year or for more than 1 year.

  20. All agreements, registrations or other filings relating to trademarks, trade names, copyrights, licenses, patents or other proprietary rights, including books or articles authorized by officers and other employees.

  21. Agreements for the purchase of materials or supplies involving payments in excess of $50,000 per year or for more than one year.

  22. Agreements for the performance of services involving payments in excess of $50,000 per year or for more than one year related to the business, including but not limited to:

       a) Messenger Service
       b) Mortgage Servicing
       c) Data Processing
       d) BankCard Servicing
       e) Automated Teller Machines Networks
       f) Insurance, annuities, mutual fund or securities sales or brokerage
       g) Credit Life & A & H

  23. All contracts or commitments for capital expenditures involving payments in excess of $50,000.

  24. All contracts or options to purchase or sell any real or personal property.

  25. All contracts, agreements, consultant arrangements, retainers, or written or oral commitments (other than those relating to normal customer transactions) currently in effect not listed above in Insurance or Personnel Lists, including but not limited to lawyers, accountants, actuaries, insurance agents or brokers involving payments in excess of $50,000 per year or for more than one year.

  26. List of all lawsuits, claims, proceedings or arbitrations involving customers, federal or state government agencies, departments or bureaus, insurance carries or others affecting the Corporation or its officers and employees, whether current or past but not yet conclusively terminated or barred by the statue of limitations, whether as plaintiff, defendant or third party, providing:

       a) a full statement of the issues involved,
       b) nature of the litigation,
       c) amount involved or maximum total liability or recovery involved,
       d) court or other body where matter is to be heard, docket number and date of last filing,
       e) last available reply to accountants or opinion of counsel as to the probable outcome of such litigation,

      f) availability of insurance coverage, if any.

NOTE: The following may be excluded:

      (i) Actions by the Corporation to collect loans made in the ordinary course of business where the principal amount is less than $50,000 and there are no counterclaims.

      (ii) Actions against the Corporation

          (A) for personal injuries where there is adequate insurance coverage and the claim is less than $50,000. Provide a list reflecting the aggregate exposure for deductibles under insurance policies for claims of $50,000 or less.

          (B) for losses due to alleged check processing errors (forged signatures, stop payment missed, etc.) where the alleged loss is less than $2,500 per claimant.

  27. All filings with Comptroller of the Currency, Federal Reserve Board, Federal Financial Institutions Examination Counsel, FDIC, Office of Thrift Supervision, and all other regulatory agencies (including but not limited to Forms FFIEC-003 and FFIEC-004, F-2, F-3, F-4 and F-20, FDIC insurance premium reports, and Call Reports with all supplements, for all interim and full-year periods from 1/l/93 to date).

  28. All written policies and procedures governing operation of business including loan policies.

  29. All pricing schedules made available to customers for service charges, etc. in effect for last two years.

  30.  All advertising materials used in the last two years.

  31. All forms and written materials used in customer transactions in effect now and during last two years.

  32.  All standard purchasing forms.

  33.  All agreements with competitors.

  34. List of all relationships between (i) Central Jersey and (ii) Summit and its officers, directors and affiliates, including without limitation:

       a) Loans; and
       b) Purchases or sales of products or services (except from public utility companies).

  35. Director and officer Questionnaires for directors and executive officers for last 2 years.

  36.  Customer complaint files.

  37. Any covenants not to compete affecting officers or employees of Central Jersey.

  38. Copy of CRA statements and all comments and responses thereto for 2 years.

  39.  Copy of Home Mortgage Disclosure Statements (Regulation C) for 2 years.

  40. All filings by the Corporation with the SEC for the period specified below, including but not limited to:

                Registration Statements--6 years
                Proxy Statements--6 years
                Statements under Section 16(a) of the Securities Exchange Act of 1934--1 year
                Reports on Forms 10-K, 10-Q and 8-K--3 years

                SEC Forms 13G, 13D and MSD--3 years
                Other--3 years

        including all Exhibits and Amendments to the foregoing.

  41. List of any unregistered sales of securities (including private placements) in the last 6 years and applicable exemptions and opinions of counsel.

  42. All applications to and filings with the NASD in the last 3 years, other than those supplied in response to item A.40.

B. PERSONNEL

  1.   Corporation's Table of organization.

* 2.   List of all officers and directors of the Corporation, showing:

       a) Full name.
       b) Titles.
       c) Date of birth.
       d) Current salary, bonus and other compensation, and method of calculation and payment.
       e) Salary, bonus and other compensation for 1995 and 1996 to date.
       f) Date of first employment and any gaps in service.

  3.   All employment contracts.

  4. All pension and retirement plans and IRS rulings and opinions of counsel thereon.

  5.   All bonus plans.

  6.   All deferred compensation plans.

  7.   All profit-sharing plans and IRS rulings and opinions of counsel thereon.

  8.   All stock option plans.

  9.   All dividend reinvestment plans and stock purchase plans.

  10.  All annuity plans.

  11.  All stock award plans.

  12. All actuarial and trustees reports for pension, profit-sharing and other benefit plans for 3 years.

  13. List of all employee benefits in force, with copies of all relevant documentation, including trust agreements, summary plan descriptions benefits or policy manuals, insurance policies, etc., and a schedule or agents or brokers, expiration date, premiums paid and claims made during the last three years, including but not limited to:

       a) Pension, bonus, profit-sharing, stock option, stock purchase and annuity plans.
       b) Medical plans i.e., Blue Cross-Blue Shield, Major Medical, Health Maintenance organizations, commercial health insurance policies.
       c) Dental plans.
       d) Vacation policy.
       e) Education reimbursement policy.
       f) Short-term disability.
       g) Long-term disability.
       h) Sick day policy.
       i) Emergency leave policy.
       j) Grievance policy.
       k) Employee discount policy.
       1) Life insurance.
       m) Business travel accident insurance.
       n)Personal accidental death and disability insurance.
       o) Salary continuation program.
       p) Retirement policy.

* 14. List of unemployment compensation claims and results for 3 prior years and current year.

  15. All hiring procedures and policies, including methods of solicitation of applicants, media or agencies used, nepotism policy, etc.

  16. Information regarding who prepares payroll and all contracts regarding payroll preparation.

  17. Informal pension, consulting, or benefits continuance arrangements with retired employees.

* Not to be delivered; to be made available for examination on site.

C.  INSURANCE

   1. Liability insurance policies for current and 3 prior years, including but not limited to:

       a) Comprehensive General Liability.
       b) Tenants Liability.
       c) Auto Liability.
       d) Umbrella Liability.
       e) Worker's Compensation.

   2. List of paid and open claims in excess Of $2,500 for current and 6 prior years, indicating:

       a) Type of claim and whether open or closed.
       b) Amount of loss or claim.
       c) Date of occurrence.
       d) Description of occurrence.

   3.  List of self-insured or non-inbured risks.

   4.  Any written safety programs.

* 5. Copies of latest loss prevention inspection reports on all liability and worker's compensation exposures.

   6. Copies of O.S.H.A. Summary Accident reports for 3 prior years, along with citations, fines assessed and cost of compliance.

   7. Complete copies of all property insurance policies for current and 3 prior years including:

       a) Fire and Extended Coverage.
       b) Boiler and Machinery.
       c) All Risk coverage including flood/earthquake.
       d) Mortgage.
       e) Trust.
       f) Aircraft.

   8. List of all paid and outstanding claims for current and 5 prior years per policy.

       a) Type
       b) Amount of Loss.
       c) Date of Occurrence.
       d) Description.

   9.  Copies of latest fire/loss prevention inspection reports.

  10.  Other insurance policies for current and 3 prior years.

       a) Bond (with loss history for 6 prior years included).
       b) Directors and Officers.
       c) Professional liability with applications and claims.
       d) Mail policies.
       e) Lost Instrument Bonds.
       f) ERISA Liability.
       g) Workers Compensation.

*  Not to be delivered; to be made available for examination on site.

  D.   ACCOUNTING AND TAX

   1.  Access to 1995 and 1996 general ledger.

   2.  Federal tax returns of Corporation for 4 years.

   3.  State sales, use, income and personal property tax returns for 4 years.

   4. Certified balance sheets and income statements of Central Jersey for 4 prior years, and most recent period available, including accountant's reports and management letters.

*  5.  All audit reports of IRS in last 4 years.

   6.  All audit reports of state taxing authorities in last 4 years.

   7. List setting forth status of all open tax returns, noting status of each years return, i.e., whether liability settled, not yet determined or in controversy. Status of all claims for refund.

   8.  List of all bank accounts in other banks with:

       a) copy of most recent statement and reconciliation to general ledger.
       b) copy of bank account resolution.
       c) copy of current signature cards.

   9. List of all loans to Corporation officers, directors, employees, and members of their families currently outstanding or made during the Past three years, including cash advances or payments or personal expenses not reimbursed within 30 days in excess of $1,000, including the following information:

       a) Loan date.
       b) Amount.
       c) Term.
       d) Interest rate.
       e) Highest outstanding balance.
       f) Current balance.
       g) Has the loan been in default and is it currently in default? If yes, details.

* 10. Verification of current payment of all estimated tax for Central Jersey, withholding and FICA for employees.

  11.  List all commissions or other payments made to obtain business.

  12. List of all contingent liabilities and assets, whether recorded or unrecorded in excess of $50,000.

  13. Internal and external audit reports for 3 years, including management letters.

  14.  Schedule showing date and amount of each dividend paid since 1/l/93.

  15.  List f loan commitments greater than $50,000.

  16. List of bank obligations other than deposits and deposit liabilities greater than $50,000.

  17. List of transactions over past 2 years greater than $5,000 with officers, directors and employees.

  18.  List of depositors with accounts over $100,000.

* Not to be delivered; to be made available for examination on site.

                                                 (Exhibit C to Merger Agreement)

                        Name of Affiliate:_______________

Summit Bancorp.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543

Gentlemen:

     This letter agreement is being entered into pursuant to the terms of the Agreement and Plan of Merger, dated May __, 1996 (the "Merger Agreement"), between Summit Bancorp. ("Summit") and Central Jersey Financial Corporation ("Central Jersey"), which provides, among other things, for the merger of Central Jersey with and into Summit (the "Merger") and the conversion at the Exchange Ratio provided for in the Merger Agreement of shares of the common stock, no par value, of Central Jersey ("Central Jersey Common Stock") outstanding at the Effective Time (as defined in the Merger Agreement) into whole shares of the Common Stock, par value $1.20 per share, of Summit (the "Summit Common Stock") and cash in lieu of fractional shares of Summit Common Stock.

     Shares of Central Jersey Common Stock owned solely, jointly or in a custodial capacity by me, by a relative sharing the same household as me, or by an entity I control, whether such shares are owned directly (of record) or indirectly (through a bank, broker or other nominee), and any other shares of Central Jersey Common Stock over which I or such other persons or entities hold investment or voting powers, either alone or with others, are referred to collectively herein as the "Central Jersey Shares". Shares of Summit Common Stock to be received in exchange for the Central Jersey Shares or in a custodial capacity are referred to collectively herein as the "Summit Shares".

     I have been advised that, in the opinion of counsel, I may be deemed to be, at the time the Merger is submitted for a vote of the shareholders of Central Jersey, an "affiliate" of Central Jersey as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act") and that the Merger Agreement requires that persons so characterized make the representations, warranties and covenants set forth below.

     Capitalized terms used herein but not specifically defined herein shall have the meaning ascribed to them in the Merger Agreement.

     I represent, warrant and covenant that:

     A. I will not make or permit any sale, transfer or other disposition of the Summit Shares, or make or permit any offer to sell, transfer or otherwise dispose of the Summit Shares, in violation of the Act or the Rules and Regulations.

     B. I have been advised that the issuance of the Summit Shares pursuant to the Merger has been registered with the SEC under the Act under a registration statement. However, I have also been advised that a distribution of the Summit Shares has not been registered under the Act and that, because I may be deemed to be, at the time the Merger is submitted for a vote of the shareholders of Central Jersey, an "affiliate" of Central Jersey, I may not make or permit any sale, transfer or other disposition of any of the Summit Shares issued pursuant to the Merger, or make or permit any offer to sell, transfer or otherwise dispose of any of such Summit Shares unless and until (i) an offer and sale of such Summit Shares has been registered under the Act, (ii) such disposition of such Summit Shares is made in conformity with Rule 145 under the Act, or (iii) an exemption from registration, in the opinion of counsel acceptable to Summit, is available with respect to such disposition of such Summit Shares.

     C. I understand that Summit is under no obligation to register the sale, transfer or other disposition of the Summit Shares or to take any other action necessary in order to make compliance with an exemption from registration available.

     D. I understand that stop transfer instructions may be given to Summit's transfer agent with respect to the Summit Shares and that there may be placed on the certificates for such Summit Shares, or any substitutions therefor, a legend stating in substance:

     The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may not be sold, transferred, or otherwise disposed of unless pursuant to (i) an effective registration statement under the Securities Act of 1933, (ii) Rule 145 or (iii) an exemption from registration under the said Act which is available in the opinion of counsel acceptable to Summit Bancorp.

The legend set forth above and any similar legend placed on any share certificate issued upon the transfer of any of the Summit Shares will be removed by delivery of substitute certificates without such legend if the undersigned, or any person who acquired, directly or indirectly, such Summit Shares, shall have delivered to Summit a copy of a letter from the staff of the SEC, or an opinion of counsel acceptable to Summit, to the effect that the restrictions on sale, transfer or other disposition referred to in this letter are no longer necessary under the Act or otherwise in order to effect such sale, transfer or other disposition pursuant to law.

     E. Summit agrees, by accepting this letter, (a) that for a period of three years after the Effective Time and thereafter until three months after I have ceased to be an affiliate of Summit and so long as Summit has equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, Summit will make available with respect to itself "adequate current public information" as defined in paragraph (c) of Rule 144 of the Rules and Regulations under the Act, and (b) that it will publish financial results including at least a calendar month of not less than 30 days of post-merger combined operations promptly following the first full calendar month following the Closing and which shall be in accordance with Section 201.01 of the SEC's Codification of Financial Reporting Policies, and Summit shall file a Form 8-K for this purpose if necessary.

     I have carefully read this letter and, to the extent I felt necessary, discussed with my counsel the requirements of this letter and its impact upon the ability to dispose of the Summit Shares.

Accepted this __ day of___________, 199__      Very truly yours,
by Summit Bancorp.

                                               --------------------------------
By:                                            Signature
   --------------------------------------
Name:                                         ---------------------------------
     ------------------------------------     Printed Name
                                              Dated as of ______________, 199__
Title: ----------------------------------     Address for any Objection sent
                                              pursuant to Paragraph E:

                                              ---------------------------------

                                              ---------------------------------

                                              ---------------------------------

                                                 (Exhibit D to Merger Agreement)

[Date]

Summit Bancorp.
301 Carnegie Center
P.O. Box 2066
Princeton, NJ 08543-2066

Re: Central Jersey Financial Corporation

Gentlemen:

     We have acted as special counsel to Central Jersey Financial Corporation ("Central Jersey") in connection with the merger ("Merger") of Central Jersey with Summit Bancorp. ("Summit") pursuant to the Agreement and Plan of Merger dated May 22, 1996 (the "Merger Agreement"), which Merger Agreement also provides, among other things, for the issuance, in accordance with the Exchange Ratio and other terms provided for in the Merger Agreement, of whole shares of the Common Stock, par value $1.20 per share, of Summit (the "Summit Common Stock") and cash in lieu of fractional shares of Summit Common Stock in exchange for outstanding shares of the Common Stock, no par value, of Central Jersey (the "Central Jersey Common Stock"). In consideration of the Merger Agreement, Central Jersey and Summit entered into a Stock Option Agreement dated May __, 1996 pursuant to which, among other things, Central Jersey granted Summit a stock option with respect to shares of Central Jersey Common Stock (the "Option Agreement"). This opinion is given pursuant to Section 7.05 of the Agreement. Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

     As special counsel for Central Jersey, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of rendering this opinion. In the course of our examination, we have assumed the genuineness of all signatures on original documents, and the due execution and delivery of all documents requiring due execution and delivery for the effectiveness thereof. As to matters of fact relating to our opinion, we have relied on certificates and written statements of officers of Central Jersey and upon the representations and warranties of Central Jersey made in the Merger Agreement and the Option Agreement. With respect to questions of good standing, we have relied solely upon the official letters of appropriate governmental authorities. We have also assumed for the purposes of the opinions expressed herein that the Merger Agreement and the Option Agreement are a valid and binding obligation of Summit.

     Each of the opinions hereinafter expressed is subject to the following further qualifications whether or not such opinions refer to such qualifications.

     (1) We have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other factual information, written or oral, set forth herein, made or furnished in connection with the Merger Agreement or the Option Agreement or the transactions contemplated thereby or in any of the other documents referred to herein.

     (2) We are licensed to practice law only in the District of Columbia and the State of New Jersey. The opinions expressed herein are limited to the federal and New Jersey laws and regulations applicable to Central Jersey and its subsidiaries in connection with the Merger, the

Merger Agreement and the Option Agreement, and we do not opine on any other federal law or the laws of any other applicable jurisdiction.

     (3) We have acted as special counsel solely in connection with the application of federal law and regulations and New Jersey laws and regulations applicable to the Merger, the Merger Agreement and the Option Agreement, and, consequently, there may exist matters of a legal nature concerning Central Jersey and its subsidiaries or affiliated parties in connection with which we have not been consulted and have not represented Central Jersey or its subsidiaries.

     (4) Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or inferred beyond the matters stated.

     Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

     (a) Central Jersey is a corporation validly existing and in good standing under the laws of the State of New Jersey. Central Jersey has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Proxy-Prospectus on page __ under the caption "Certain Information Regarding Central Jersey." Central Jersey is registered as a savings and loan holding company under the HOLA.

     (b) Each subsidiary of Central Jersey listed as such in the Central Jersey
Schedule 2.01 (a) is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Bank is a savings bank chartered under the laws of the State of New Jersey. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Proxy-Prospectus on page __ under the caption "Certain Information Regarding Central Jersey."

     (c) The authorized capital stock of Central Jersey consists of 25,000,000 shares, no par value, of common stock ("Central Jersey Common Stock") and 15,000,000 shares, no par value, of preferred stock ("Central Jersey Preferred Stock"). Except for any Central Jersey Common Stock issuable upon exercise of outstanding Central Jersey Options granted pursuant to the Central Jersey Option Plans and the Option Agreement, we have not become aware (through our representation of Central Jersey in connection therewith or in the course of our representation of Central Jersey in connection with the Merger Agreement or the Option Agreement, or through Central Jersey representations to us in the attached certificate) of any outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating Central Jersey to issue, deliver or sell, cause to be issued, delivered or sold, or restricting Central Jersey from selling any additional Central Jersey Common Stock or Central Jersey Preferred Stock or obligating Central Jersey to grant, extend or enter into any such agreement or commitment. Based solely upon our review of the minute books of Central Jersey and its subsidiaries, and without independent verification of the matters recited therein, to our knowledge, all of the shares of capital stock of Central Jersey, Bank and each subsidiary of Central Jersey listed as such in the Central Jersey Schedule 2.01 (a) have been validly authorized and issued and we are not aware of any liens, claims, equities, restrictions or encumbrances created by Central Jersey (or a subsidiary) on Central Jersey or (subsidiary ownership) thereof.

     (d) The Merger Agreement and the Option Agreement have each been authorized, executed and delivered by Central Jersey and constitute the valid and binding obligations of Central Jersey enforceable in accordance with their terms, except that the enforceability of the obligations of Central

Jersey may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or laws affecting institutions the deposits of which are insured by the FDIC or other laws heretofore or hereafter enacted relating to or affecting the enforcement of creditors' rights generally and by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain remedial and other provisions of the Merger Agreement or Option Agreement may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct, by judicial discretion, in the instance of equitable remedies, and by applicable public policies and laws.

     (e) The execution and delivery of the Merger Agreement and the Option Agreement and the consummation of the transactions contemplated thereby will not
(i) conflict with or violate any provision of or result in the breach of any provision of the Certificate of Incorporation or Bylaws of Central Jersey; (ii) to our knowledge, conflict with or violate in any material respect, or result in a material breach or violation of the terms or provisions of, or constitute a material default under, or result in (whether upon or after the giving of notice or lapse of time or both) any material obligations under, any indenture, mortgage, deed of trust, or loan agreement or any other material agreement, instrument, judgement, order, arbitration award or decree of which we are aware (through our representation of Central Jersey in connection therewith or in the course of our representation of Central Jersey in connection with the Merger Agreement and Option Agreement, or through Central Jersey's representations to us in the attached certificate) and to which Central Jersey is a party or by which Central Jersey is bound; or (iii) cause Central Jersey to violate any law, rule or regulation applicable to Central Jersey: except with respect to (ii) and
(iii) above, such as in the aggregate will not have a material adverse effect on the ability of Central Jersey to consummate the transactions contemplated by the Merger Agreement.

     (f) All actions of the directors and shareholders of Central Jersey required by New Jersey law, or by the Certificate of Incorporation or Bylaws of Central Jersey, to be taken by Central Jersey to authorize the execution, delivery and performance of the Merger Agreement and Option Agreement and consummation of the Merger have been taken.

     (g) No approvals, authorizations, consents or other actions or filings under federal banking law or New Jersey law ("Approvals") are required to be obtained by Central Jersey in order to permit the execution and delivery of the Merger Agreement and Option Agreement by Central Jersey and the performance by Central Jersey of the transactions contemplated thereby other than those Approvals which have been obtained or those Approvals or consents required to be obtained by Summit, and Approvals not required or necessary to be obtained on the date hereof.

     (h) We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements and information contained in the Proxy-Prospectus and make no representation that we have independently verified the accuracy, completeness or fairness of such statements and information, but, without in any way limiting the generality of the foregoing based upon our review of the Proxy-Prospectus (i) the Proxy-Prospectus (except for financial statements and other tabular financial information, and other financial and statistical data and information, as to which we express no opinion) complies as to form in all material respects with the Exchange Act, and the applicable rules and regulations thereunder, and (ii) no facts have come to our attention that cause us to believe that (except for financial statements and other tabular financial information, and other financial and statistical data and information, as to which we express no opinion) the Proxy-Prospectus on the date of the mailing thereof and on the date of the meeting of shareholders of Central Jersey at which the Merger Agreement and Option Agreement were approved, contained any untrue statement of a material fact with respect to Central Jersey or omitted to state a material fact with respect to Central Jersey necessary in order to make the statements therein with respect to Central Jersey, in light of the circumstances under which they were made, not misleading.

     (i) Except as set forth in the Forms 10-K and 10-Q of Central Jersey referred to in Section 2.02 of the Merger Agreement and in Central Jersey
Schedule 2.17 and in Central Jersey's certificate addressed to us and attached hereto, and other than ordinary routine litigation incidental to the business of Central Jersey or its subsidiaries, to our knowledge, there is no material action, suit or proceeding or investigation pending or threatened in writing against or affecting the business, operations, property or financial condition of Central Jersey or any of its subsidiaries, at law or in equity, in any court or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, except those which, if decided adversely to Central Jersey or any of its subsidiaries, would not have a material adverse effect on Central Jersey and its subsidiaries, taken as a whole; provided, however, we are not counsel to Central Jersey or its subsidiaries in any litigation and with respect to litigation we are relying upon the representation and warranty of Central Jersey made in Section 2.17 of the Agreement with respect to material litigation and on Central Jersey's certificate addressed to us and attached hereto.

     As used in the opinions expressed herein, the phrase "to our knowledge" used herein refers only to the actual current knowledge of the attorneys within our firm who have given substantive attention to Central Jersey in connection with the transactions contemplated by the Agreement and does not (a) include constructive notice of matters or information, or (b) imply that we have undertaken any independent investigation (i) with any persons outside of our firm or (ii) as to the accuracy or completeness of any factual representation, information or matter made or furnished in connection with the transactions contemplated by the Agreement. Furthermore, such reference means only that we do not know of any fact or circumstance contradicting the statements made herein, and does not imply that we know the statements to be correct or have any basis for such statements.

     This opinion is being rendered solely for the benefit of the addressee hereof and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. This opinion is given as of the date hereof, is expressly limited to the fact existing as of such date and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

                                       Very truly yours,

                                       MALIZIA, SPIDI, SLOANE & FISCH, P.C.

                                                 (Exhibit E to Merger Agreement)

                            OPINION OF SUMMIT COUNSEL
                            PURSUANT TO SECTION 8.05

Central Jersey Financial Corporation
591 Cranbury Road
East Brunswick, New Jersey 08816

Gentlemen:

     This opinion is rendered to you pursuant to Section 8.05 of the Agreement and Plan of Merger, dated May __, 1996 (the "Merger Agreement"), between Central Jersey Financial Corporation ("Central Jersey") and Summit Bancorp. ("Summit" or the "Company"), which Merger Agreement provides, among other things, for the merger (the "Merger") of Central Jersey with and into Summit and the issuance, in accordance with the Exchange Ratio provided for in the Merger Agreement, of whole shares of the Common Stock, par value $1.20 per share, of Summit (the "Summit Common Stock") and cash lieu of fractional shares of Summit Common Stock in exchange for outstanding shares of the Common Stock, no par value, of Central Jersey (the "Central Jersey Common Stock"), In consideration of the Merger Agreement, Central Jersey and Summit entered into a Stock Option Agreement dated May __, 1996 pursuant to which, among other things, Central Jersey granted Summit a stock option with respect to shares of Central Jersey Common Stock (the "Option Agreement").

     Capitalized terms used but not defined herein shall have the same meanings herein as ascribed to them in the Merger Agreement. As used herein, it is intended that "material" be determined with reference to Summit and its subsidiaries considered as one enterprise.

     I am Executive Vice President, General Counsel and Secretary of the Company and have served as counsel to the Company and connection with the preparation, authorization, execution and delivery of the Merger Agreement, the Option Agreement and the consummation of the transactions contemplated thereby, including the preparation of the registration statement, as amended, under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 of Summit (No. 333-_____), and the prospectus of Summit included therein (the registration statement, together with the prospectus of Summit included therein, is referred to as the "Registration Statement").

     In so acting, I have made inquiries of certain of the officers and representatives of the Company and its subsidiaries with respect to various matters contained in the Merger Agreement, the Option Agreement and the Registration Statement, and have examined and relied upon originals or copies certified or otherwise identified to my satisfaction of the Merger Agreement, the Option Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of the public officials and of such directors, officers and representatives of the Company and its subsidiaries as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination I have assumed, without independent verification, the genuineness and authenticity of all signatures, the authenticity of all documents submitted to me as originals, the legal capacity of all natural persons and the conformity to original documents of documents submitted to me as certified or facsimile or photostatic copies and the authenticity of the originals of facsimile or photostatic copies. As to all questions of fact material to this opinion that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement. I have also assumed, without independent verification, the due authorization, execution and delivery (other than due authorization, execution and delivery by the Company) of all documents, the due authorization, execution and delivery of which are prerequisites to the effectiveness of such documents, and that such documents constitute legal, valid and binding obligations of the parties thereto (other than the Company).

Based on the foregoing and subject to the qualifications stated herein, I am of the opinion that:

     1. Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, as described in the Registration Statement.

     2. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified cannot be cured and such failure would have a material adverse effect on the Company and its subsidiaries taken as a whole.

     3. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     4. The authorized capital stock of the Company consists of 4,000,000 shares of Preferred Stock, without par value, and 130,000,000 shares of Common Stock, par value $1.20 per share, and, as of the date of the Merger Agreement, 600,166 shares of Series B Adjustable Rate Cumulative Preferred Stock and 504,481 shares of Series C Adjustable Rate Cumulative Preferred Stock of the Company were issued and outstanding, 600,000 shares of Series R Preferred Stock were reserved for issuance pursuant to Summit's Shareholder Rights Plan, XX,XXX,XXX shares of Summit Common Stock were issued and outstanding and X,XXX,XXX shares of Summit Common Stock were reserved for issuance pursuant to Summit's Dividend Reinvestment and Stock Purchase Plan, Savings Incentive Plan and employee stock option and performance stock plans. Since the date of the Merger Agreement, no shares of the Preferred Stock of Summit have been issued and no shares of Summit Common Stock have been issued, other than shares of Summit Common Stock which were reserved for issuance as of such date, and which may have been issued, pursuant to Summit's Dividend Reinvestment and Stock Purchase, Savings Incentive Plan and employee stock option and performance stock plans. As of the date hereof, other than as set forth above in this paragraph 4, no Equity Securities (excluding board of trade or exchange traded standardized options) are outstanding, in existence, the subject of an agreement or reserved for issuance, other than the employee stock options outstanding under Summit's employee stock option plans, the Merger Agreement, and the commitment to issue Series R Preferred Stock of the Company contained in the Summit Shareholder Rights Plan. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, and non-assessable, with no personal liability attaching to the ownership thereof, and have not been issued in violation of any preemptive rights.

     5. Each of the bank subsidiaries of Summit has been duly incorporated and is validly existing as a bank in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, as described in the Registration Statement.

     6. Each of the bank subsidiaries of Summit is an insured bank under the Federal Deposit Insurance Act, as amended.

     7. All the issued and outstanding capital stock of each of the bank subsidiaries of Summit has been duly and validly issued and is fully paid and nonassessable and, to the extent of my knowledge and information, the Company owns, directly or indirectly, all such capital stock, and as of the date hereof no options covering capital stock of any Summit bank subsidiary, warrants to purchase or contracts to issue capital stock of any Summit bank subsidiary, or any other contracts, rights (including preemptive rights), commitments or convertible securities entitling anyone to acquire from any Summit bank subsidiary or obligating it to issue any capital stock, or securities convertible into or exchangeable for any shares of capital stock of any Summit bank subsidiary, are outstanding, in existence, or the subject of an agreement. Such stock is owned free and clear of any perfected security interest and, to the extent of my knowledge and information, any other security interest.

     8. The Company has the corporate power and authority to enter into the Merger Agreement and the Option Agreement and to carry out the transactions contemplated thereby; the Merger Agreement and the Option Agreement have been validly authorized, executed and delivered by the Company; the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and the Option Agreement have each been duly authorized by all necessary corporate action on the part of the Company and (assuming the due authorization, execution and delivery thereof by Central Jersey) the Merger Agreement and the Option Agreement each constitute the valid and binding agreement of the Company.

     9. The execution and delivery of the Merger Agreement and the Option Agreement and the performance thereof by the Company and the consummation of the Merger did not and will not violate, fail to comply with, conflict with, give rise to rights under, result in the breach of, or constitute a default under, give rise to a claim or right of termination, cancellation, revocation of or acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any rights, permits, licenses, assets or properties material to the Company and its subsidiaries, taken as a whole, or upon any of the capital stock of the Company or constitute an event that could, with the lapse of time, action or inaction by the Company or a third party, or the giving of notice and failure to cure, result in any of the foregoing, under any of the terms, conditions or provisions, as the case may be, of: (a) the Restated Certificate of Incorporation, By-Laws or Shareholder Rights Plan of the Company
(b) any federal law of the United States of America or any law of the State of New Jersey or the Commonwealth of Pennsylvania, (c) any rule, ruling, determination, ordinance or regulation of or agreement with any governmental or regulatory authority, (d) to the extent of my knowledge and information, any judgment, order, writ, award, injunction or decree of any court or governmental authority issued in any proceeding to which the Company is a party or by which the Company or any of their assets or properties are bound or committed, or (e) to the extent of my knowledge and information, any material note, bond, mortgage, indenture, lease, policy of insurance or indemnity, license, contract, agreement or other instrument to which the Company is a party or by which either of them or any of their assets or properties are bound or committed, other than any such violations, conflicts, breaches, defaults or accelerations the consequences of which do not or will not, in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, or enable any person to enjoin the transactions contemplated by the Merger Agreement or the Option Agreement. No consent, approval, waiver, license or authorization or other action by or filing with any federal or New Jersey or Pennsylvania governmental authority is required in connection with the execution and delivery by the Company of the Merger Agreement or Option Agreement or the consummation by the Company of the transactions contemplated thereby, including the Merger, except for (i) the filing of an appropriated Certificate of Merger as provided by the Merger Agreement with the New Jersey Secretary of State, (ii) such filings and other actions as may be required by federal or state securities laws and the rules and regulations thereunder, and (iii) those already obtained.

     10. The Summit Common Stock to be issued pursuant to the Merger Agreement has been duly authorized for issuance pursuant to the Merger Agreement and, when issued and delivered by the Company pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Summit Common Stock under the Merger Agreement is not subject to any preemptive rights under the Company's Restated Certificate of Incorporation or By-Laws or, to the extent of my knowledge and information, any agreement by which the Company is bound.

     11. The Registration Statement is effective under the Securities Act and, to the extent of my knowledge and information, no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act or proceedings therefor initiated or threatened by the Securities and Exchange Commission.

     12. The Registration Statement (except for the financial statements and the notes thereto, the financial statement schedules and the other financial, statistical and accounting data included, incorporated by reference or deemed incorporated by reference in the Registration Statement, as to which I express no opinion) but only insofar as the Company and its business and the Merger Agreement, the Option Agreement and the transactions contemplated thereby, including the Merger, are described therein, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. The documents filed by Summit with the Securities and Exchange Commission (the "Commission") and incorporated by reference in the Registration Statement pursuant to Part I.B. of Form S-4 under the Securities Act (except for the financial statements and the notes thereto and the financial statement schedules and other financial, statistical and accounting data included, incorporated by reference or deemed incorporated by reference, as to which I express no opinion) when filed with the Commission complied as to form in all material respects with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     I or members of my staff have participated in conferences with officers and other representatives of the Company and Central Jersey, representatives of the independent public accountants for the Company and Central Jersey and counsel for Central Jersey, at which conferences the contents of the Registration Statement and related matters were discussed, and, although I have not independently verified and am not passing upon and assume no responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, no facts have come to my attention (either directly or indirectly after inquiries directed to members of my staff) that lead me to believe that the Registration

Statement, on the effective date thereof contained, or on the date hereof contains, insofar as the Company and its business and the Merger Agreement, the Option Agreement and the transactions contemplated thereby, including the Merger, are described therein, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading (it being understood that I express no view with respect to the financial statements and related notes, the financial statement schedules and the other financial, statistical and accounting data included, incorporated by reference or deemed incorporated by reference in the Registration Statement).

     Please be advised that, where any statement is stated herein as being "to the extent of my knowledge and information," I have not independently verified the accuracy of such statement but intend to advise you that in the course of my duties as Executive Vice President, General Counsel and Secretary of the Company and, in particular, my participation in the preparation, authorization, execution and delivery of the Merger Agreement and the Option Agreement and in the preparation (together with members of my staff) of the Registration Statement, nothing has come to my attention (with respect to the Registration Statement, either directly or indirectly after inquiries directed to my staff) that leads me to believe, and I do not believe, that the matter is other than as stated herein. In addition, please be advised that my opinion with respect to the valid and binding nature of the Merger Agreement and the Option Agreement is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and similar laws presently or hereafter in effect affecting the enforcement of creditors' rights and remedies generally, the discretion of a court in ordering specific performance or other equitable remedies, and to general principles of equity (regardless of whether questioned in a proceeding at law or in equity).

     The opinions herein are limited to the federal laws of the United States and the laws of the State of New Jersey and the Commonwealth of Pennsylvania, and I express no opinion as to the effect on any matter covered by this opinion of the laws of any other jurisdiction.

     This opinion is not to be quoted or otherwise referred to in any documents or filed with any governmental agency, entity or person or relied upon by any agency, entity or person other than the addressee, without my prior written consent.

                                                Very truly yours,